Exhibit 10.1

May 7, 2018

Thomas Song

450 N. Brand Blvd.

Glendale, CA 91203

Dear Tom,

It is our pleasure to offer you the position of Chief Financial Officer with Dine Brands Global, the parent corporation and franchisor of IHOP and Applebee’s restaurants. Dine Brands Global is a leader in the restaurant industry because of the quality of our team members. Your qualifications and enthusiasm would be a valuable addition to our team.

Reporting To: Steve Joyce, Chief Executive Officer

Hire Date: May 29, 2018

Your compensation offer is as follows:

Base Salary: $500,000 annual base salary, paid bi-weekly in accordance with the Company’s regularly established policies.

Incentive Plan: You will be eligible to participate in the 2018 Incentive Plan. Your annual incentive target is 75% of base salary. The plan is based on financial performance and individual performance. You will be eligible to participate for the full fiscal year and any incentive earned for the 2018 plan year will not be prorated based on your hire date. Payout, if any, is typically paid in March following the completion of the plan year.

Sign-on Bonus: You will receive a sign-on bonus of $200,000 less all applicable tax withholdings and authorized or required deductions. This amount will be paid within thirty days of your hire date. You will be required to reimburse the company for the gross amount of this sign-on bonus should you voluntarily leave this company for any reason within twelve months of your hire date.

Long-Term Incentives:

Annual Long-Term Incentive Award - You will receive a fiscal year 2018 award of $600,000 under the Dine Brands Global, Inc. 2016 Stock Incentive Plan and form of award agreements used in connection therewith. The award will be provided 34% in the form of Stock Options, 33% in Restricted Stock and 33% in the Cash Long-term Incentive Plan and will be granted on the 15th of the month following your hire date.

•	Stock Options – Stock Options provide the opportunity to purchase shares of Dine Brands Global stock at a price equal to the Fair Market Value of a share of Common Stock as of the Date of Grant. Stock Options vest ratably three years from the date of grant, provided that you are continuously employed by Dine Brands Global through this date.

•	Restricted Stock (RSAs) - Each RSA represents the right to receive one share of Dine Brands Global common stock, provided you remain employed through the applicable vesting period. The RSAs will vest 100% on the third anniversary of the date of grant, provided that you are continuously employed by Dine Brands Global through this date.

•	Cash Long-term Incentive Plan (LTIP) - the Cash LTIP provides for a pay-out of 0% - 200% of target depending on Dine Brands Global’s Total Shareholder Return and Adjusted Earnings Per Share performance over a three-year period.

Hire-on Restricted Stock Award: After your hire date, you will receive a one-time equity award of $1,000,000 of Restricted Stock (RSAs), which will be granted under the Dine Brands Global 2016 Stock Incentive Plan and form of award agreement used in connection therewith. Each RSA represents the right to receive one share of Dine Brands Global common stock provided you remain employed through the vesting date. The number of RSAs awarded will be determined by dividing $1,000,000 by the closing price of Dine Brands Global’s common stock on the 15th of the month following your hire date. The award will vest 20% after year one, 40% after year two, 20% after year three and 20% after year four, provided that you are continuously employed by Dine Brands Global through these dates.

Hire-on Cash Long-term Incentive Plan (LTIP) Awards: the Cash LTIP provides for a pay-out of 0% - 200% of target depending on Dine Brands Global’s Total Shareholder Return over a three-year period. You will be eligible to participate in the 2017 - 2019 Cash LTIP performance cycle with a target award of $200,000, with no proration. You will also be eligible to participate in the 2016 - 2018 Cash LTIP performance cycle with a target award of $100,000, with no proration.

Deferred Compensation Program (DCP): You will be eligible to defer up to 80% base salary and 100% of bonus (with separate elections) on a pre-tax basis each year.

Relocation: The major costs of your relocation to the Glendale, CA area under the Tier 1 relocation policy. A third-party relocation company will facilitate your relocation benefits and ensure you have a best-in-class experience. If you should voluntarily leave the company prior to your two-year relocation anniversary date other than for Good Reason, you will be required to reimburse the company for a portion of your relocation expenses in accordance with the ‘Relocation Agreement’.

Mobile Services Policy: You are considered a Tier 1 mobile user. Any usage expenses, repairs, or penalties that exceed the plan amounts are the responsibility of the team member. Every 24 months, the Company will reimburse you for the purchase of a mobile device up to $100. Any additional equipment costs will be your responsibility.

Automobile Allowance:

You will be eligible to receive a car allowance of $1,250 per month.

Your Dine Brands Global benefits package includes:

Health & Welfare Benefits: You will be eligible to participate in the Company sponsored benefits programs effective the first of the month following your hire date. These benefits include: medical, dental, vision, flexible spending account or health savings account, life and dependent life, accidental death and dismemberment, short-term and long-term disability, and the Employee Assistance Program (EAP). Details and enrollment information will be provided to you in your new hire orientation.

Executive Physical: Dine Brands Global will cover the costs for you to receive one complete physical exam annually. The Benefits Department maintains a list of providers where the Company has negotiated rates and services.

Executive Life Insurance and Long-Term Disability (LTD) Insurance: For executives,

Dine Brands Global, Inc. provides $900,000 in company paid term life insurance. The policy is a group term life policy. Imputed income is required on life insurance in excess of $50,000 based on the IRS Imputed Income Premium Table.

Dine Brands Global, Inc. also provides executive LTD insurance with income protection of 60% of base salary and bonus up to a maximum of $25,000 per month. The bonus calculation is based on the average bonus over the last two years. For recent hires, the bonus calculation will be based on target and/or annualized prorated bonuses.

Dine Brands Global 401(k) Plan: To help you plan for retirement, the Company offers a 401(k) retirement savings plan to team members. You may participate in the plan beginning the first of the month following date of hire. Dine Brands Global matches 100% of the first 4% of pay you contribute and matches 50% of the next 2% you contribute.

Vacation: You will be eligible to participate in the Executive Routine Time Off from Work for Full-Time Vice Presidents and Above Policy.

Sick Days: You will receive a total of two weeks annually (80 hours), with your first year prorated based upon your hire date.

Dining Privileges: You will receive unlimited dining reimbursement at IHOP or Applebee’s for your personal use. Alcohol and tips are excluded from reimbursement.

Stock Ownership Guidelines: As an executive of the Company, you will be subject to the Executive Stock Ownership Guidelines. A copy of the guidelines will be provided.

New Hire Orientation: Upon receipt of the signed offer letter, we will contact you to discuss your new hire orientation details. Please note that you will need to provide documents within three business days of your first day of employment that establish your identity and eligibility for employment in the United States. You will be provided with detailed information at your new hire orientation about the policies and programs available to team members.

Dine Brands Global will be your employer. Please feel free to contact me if you have any questions. I look forward to hearing from you soon. Please email a copy of your signed offer letter to greg.bever@dinebrands.com.

This employment offer is valid for seven days from the date of this letter.

Sincerely,

Steve Joyce

CEO

I accept the terms and conditions of employment as stipulated above.

/s/ Thomas Song / May 7, 2018
Tom Song / Date

Just a reminder: This offer of employment is contingent upon successful completion of a background check. The policies and benefits that have been voluntarily adopted by Dine Brands Global and its subsidiaries may be changed from time to time, with or without notice. These policies and benefits do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term. The information included in this letter is intended as a summary. However, if there is any disagreement between this information and the official plan documents, the plan documents will always govern.

We value our team members and look forward to a mutually satisfactory employment relationship. It is understood, however, that you are a team member-at-will and neither you nor Dine Brands Global and its subsidiaries are obligated to continue in our employment relationship if either does not wish to do so.

Please note that this letter is for general informational purposes only and does not represent an employment contract.